                                   EXHIBIT 99

                       PRESS RELEASE DATED APRIL 30, 2002


FOR IMMEDIATE RELEASE:

PRESS CONTACT:    Curt Ritter
                  W. P. Carey & Co. LLC
                  212-492-8989
                  critter@wpcarey.com

                SHAREHOLDERS APPROVE MERGER OF CORPORATE PROPERTY
                ASSOCIATES 10 WITH CAREY INSTITUTIONAL PROPERTIES

NEW YORK, NY -- April 16, 2002 -- The Boards of Directors of Corporate Property Associates 10, Inc. (CPA(R):10) and Carey Institutional Properties, Inc. (CIP(R)), two publicly held non-traded real estate investment trusts (REITs) managed by W. P. Carey & Co. LLC (NYSE: WPC), today announced that shareholders of both REITs have overwhelmingly approved the merger of the two companies. The merger is expected to close on April 30, 2002.

         CIP(R) will be the surviving company and will retain the same board of directors and officers. The combined company's portfolio now consists of 108 properties located throughout the United States and Europe with real estate assets worth in excess of $700 million. The merger will also provide CIP(R) with a stronger balance sheet and enhanced financial flexibility.

         Wm. Polk Carey, Chairman of W. P. Carey & Co. LLC, said, "Our shareholders have spoken with more than 96 percent of those voting approving this merger. This is great news for investors of both REITs as the new company will be financially stronger with a more diversified real estate portfolio. I want to thank our shareholders for their continued confidence and support and look forward to continuing to meet their investment expectations in the future."

         CIP(R) invests in single-tenant commercial properties which are typically purchased under a long-term, triple-net lease in which the tenant is responsible for maintaining the premises, insuring the buildings and paying real estate taxes.

         Founded in 1973, W. P. Carey & Co. specializes in corporate real estate financing through the corporate net lease, or sale-leaseback structure. The firm and its affiliates continue to be the leading lessors of net leased corporate real estate in the United States. As the largest publicly traded limited liability company in the world, the company owns and/or manages more than 450 commercial and industrial properties throughout the United States and Europe comprising of more than 55 million-square-feet of space.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. A NUMBER OF FACTORS COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENT TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. AMONG THOSE RISKS, TRENDS AND UNCERTAINTIES ARE THE GENERAL ECONOMIC CLIMATE; THE SUPPLY OF AND DEMAND FOR OFFICE AND INDUSTRIAL PROPERTIES; INTEREST RATE LEVELS; THE AVAILABILITY OF FINANCING; AND OTHER RISKS ASSOCIATED WITH THE ACQUISITION AND OWNERSHIP OF PROPERTIES, INCLUDING RISKS THAT TENANTS WILL NOT PAY RENT, OR THAT COSTS MAY BE GREATER THAN ANTICIPATED. FOR FURTHER INFORMATION ON FACTORS THAT COULD IMPACT THE COMPANY, REFERENCE IS MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                                        ###